Exhibit 99.2

RFM Announces Search for Director Candidates

Search Firm Engaged by Nominations Committee to Help Assure the Recommendation of Highly Qualified Directors

DALLAS--(BUSINESS WIRE)--RF Monolithics, Inc. (NASDAQ:RFMI) (“RFM” or the “Company”), today announced that, to further strengthen its corporate management team, it is actively searching for additional board members who will provide guidance for achieving its strategic plan. RFM’s board of directors has formed a Nominations Committee that already is considering candidates. In addition, the Nominations Committee has engaged Spencer Stuart to advise it in the process of identifying highly qualified candidates for nomination as directors. Spencer Stuart is recognized as one of the one of the world's leading executive search consulting firms.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. Our solutions-driven, technology-enabled approach to wireless connectivity enables the next generation of wireless applications with a broad range of wireless solutions – from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software – extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine’s “2007 M2M 100” and “2008 M2M 100” list of the most important and influential machine-to-machine technology providers. For more information on RFM, please visit the Company’s website at www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the strategies, plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, operation of a services business, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2007. We do not assume any obligation to update any information contained in this release.

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
RFM
Carol Bivings, 972-448-3767
Director, Investor Relations
bivings@rfm.com